Exhibit 4.1

Linde plc

CHF 225 million 0.6150% Senior Bonds due 2029 (”Tranche A”)

CHF 275 million 1.0629% Senior Bonds due 2033 (”Tranche B”)

Final Terms and Conditions
	Tranche A1	Tranche B1

Issuer:	Linde plc (the “Issuer”)

Instrument Rating:	Expected: A2 (Moody’s) / A (S&P)

Market:	Swiss Franc foreign market

Format:	Public fixed rate bonds

Status:	Senior, unsecured and unsubordinated obligations of the Issuer ranking pari passu

Amount:	CHF 225 million	CHF 275 million

Pricing Date	21 May 2025

Settlement Date:	5 June 2025

Maturity Date:	5 June 2029	7 June 2033

Interest Rate (Coupon):	0.6150% p.a., payable annually in arrears on 5 June, commencing on 5 June 2026	1.0629% p.a., payable annually in arrears on 7 June, commencing on 7 June 2026 (long first coupon)

Day Count Fraction:	30/360, following, unadjusted

Business Days:	Zurich

Issue/Reoffer Price:	100.00% (before commissions and expenses)

Reoffer Spread vs SARON Mid Swap:	+60 bps	+69 bps

SARON Mid Swap Reference (GOTTEX):	0.0150%	0.3729%

Investor Yield:	0.6150%	1.0629%

Joint Lead Managers:	UBS Investment Bank; BNP PARIBAS, Paris, Lancy/Geneva Branch

Costs

Joint Lead Manager Commission:	0.225%	0.275%

Paying Agency Fees:	0.01% (on principal amount) for each coupon payment 0.01% (on principal amount) for redemption

Documentation Costs (Lump Sum):	CHF 62,500	CHF 62,500

All-in Cost p.a.:	0.6918%	1.1132%

All-in Cost vs. SARON Mid Swap	+67.68 bps	+74.03 bps

Legal and Documentation
	Tranche A	Tranche B

Documentation:	Swiss Prospectus incorporating the base prospectus dated 8 May 2025 of the Issuer’s EUR 20,000,000,000 Debt Issuance Programme and the pricing supplements for each tranche

FinSA Prospectus:	Delayed prospectus approval, in accordance with art. 51(2) FinSA

Governing Law:	German law

Place of Jurisdiction:	The District Court (Landgericht) in Frankfurt am Main

[1]	If only one column is displayed in any row in this document, this applies to both Tranches (Tranche A and Tranche B) unless specified otherwise

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Early Redemption:

The Issuer may elect to redeem the Bonds, in whole but not in part, at par (together with any accrued and unpaid interest thereon, if any, to (but excluding) the relevant redemption date) in the following circumstances:

(i) if 75% or more of the aggregate principal amount of the Bonds have been redeemed;

(ii)  at any time during the three-month period ending on (but excluding) the Maturity Date;

(iii)  upon the occurrence of certain tax events; and

(iv) at the option of the Noteholder upon occurrence of a Change of Control Event.

Early Redemption amount to be par.

Selling Restrictions:	United States (Reg. S, Cat. 2, TEFRA D in accordance with usual Swiss practice), EEA, UK, Singapore, Canada (as per Base Prospectus, except for Switzerland)

Target Market (MiFID II Product Governance):	As defined by the manufacturer domiciled in the EEA (MiFID II): Eligible counterparties, professional clients and retail clients in Switzerland only (all channels for distribution), subject to applicable selling restrictions

Use of Proceeds	General corporate purposes

Listing and Principal Paying Agent:	UBS AG. No further Swiss paying agents.

Listing:	SIX Swiss Exchange

Date of Provisional Admission of the Bonds on SIX:	3 June 2025

Form:	The Bonds will be issued in bearer form and represented by a permanent global note, constituting intermediated securities (Bucheffekten).

Denomination:	CHF 5,000 and multiples thereof

Primary Clearing System and CSD:	SIX SIS AG

Valoren Number:	144.958.373	144.958.374

ISIN:	CH1449583736	CH1449583744

Cash Flows
	Tranche A	Tranche B

Gross Proceeds	CHF 225,000,000.00	CHF 275,000,000.00

- Lead Manager Commission	- CHF 506,250.00	- CHF 756,250.00

- Documentation	- CHF 62,500	- CHF 62,500

Net Proceeds	CHF 224,431,250.00	CHF 274,181,250.00

First Coupon (incl. paying agency fee)	CHF 1,406,250.00	CHF 2,966,713.75

Regular Annual Coupon (incl. paying agency fee)	CHF 1,406,250.00	CHF 2,950,475.00

Redemption Incl. Last Coupon (incl. paying agency fee on last coupon and redemption)	CHF 226,428,750.00	CHF 277,977,975.00

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GOTTEX Screenshot

4yr

8yr

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Disclaimer

Provenance and purpose. This document has been issued by UBS AG and BNP PARIBAS, Paris, Lancy/Geneva Branch (together, with their respective subsidiaries, branches and affiliates, the “Joint Lead Managers”) for the exclusive use of the party to whom this document is delivered (the “Recipient”).

Information only. This document has been prepared solely for the information of the issuer of the securities described herein and the Joint Lead Managers and may not be relied upon by any potential investor or any other person for any purpose. It is not intended to create any legally binding obligations on the Joint Lead Managers and should not be construed as an underwriting commitment or a recommendation to conclude any transaction. The transaction described in this document is subject to execution of definitive legal contracts, including the relevant underwriting or subscription agreement, the delivery of conditions precedent and the completion of any applicable disclosure document.

No distribution. This document has been prepared on a confidential basis solely for the information of the Recipient. Distribution of this document to any person other than the Recipient and those persons retained to advise the Recipient, who agree to maintain the confidentiality of this material and be bound by the limitations outlined herein, is unauthorised. This material must not be copied, reproduced, published, distributed, passed on or disclosed (in whole or in part) to any other person or used for any other purpose at any time without the prior written consent of the Joint Lead Managers.

No advice given. The Recipient should not construe the contents of this document as legal, tax, accounting or investment advice or a personal recommendation. The Recipient should consult its own counsel, tax and financial advisers as to legal and related matters concerning any matters described herein. This document does not purport to be all-inclusive or to contain all of the information that the Recipient may require.

Other activities. Each of the Joint Lead Managers may from time to time, as principal or agent, have positions in, or may buy or sell, or make a market in any securities, currencies, financial instruments or other assets underlying the transaction to which this document relates. The Joint Lead Managers trading and/or hedging activities related to the transaction to which this document relates may have an impact on the price of the securities to which this document relates.

UBS AG is authorized and regulated by the Swiss Financial Market Supervisory Authority FINMA in Switzerland.

Prohibition of Sales to EEA Retail Investors. The Bonds are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Prohibition of Sales to UK Retail Investors. The Bonds are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

MiFID II Product Governance / Professional investors and eligible counterparties only target market. Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Bonds has led to the conclusion that: (i) the target market for the Bonds is only eligible counterparties, and professional clients and, only in Switzerland, retail clients, each as defined in MiFID II; and (ii) all channels for distribution of the securities to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the securities (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Bonds (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

SWISS PUBLIC OFFER. For the avoidance of doubt, the Bonds will be offered to the public in Switzerland only.

© UBS 2025. All rights reserved. The Joint Lead Managers specifically prohibit the redistribution of this material and accept no liability whatsoever for the actions of third parties in this respect.

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